Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Vice President of Investor Relations
+1-781-434-4118
     PAREXEL REPORTS SECOND QUARTER FISCAL YEAR 2009 FINANCIAL RESULTS
•	Record service revenue of $275.8 million, up 15.6% year-over-year

•	Gross new business wins of $459.0 million, up 32% from the September quarter

•	Net book-to-bill ratio of 1.23
Boston, MA, January 26, 2009 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the second quarter ended December 31, 2008.
For the three months ended December 31, 2008, PAREXEL’s consolidated service revenue increased 15.6% to a record $275.8 million compared with $238.7 million in the prior year period. Excluding the negative impact of foreign exchange of $25.9 million dollars in the quarter, revenue increased 26.4%. Under Generally Accepted Accounting Principles (GAAP), the Company reported operating income of $7.7 million, or 2.8% of consolidated service revenue, in the second quarter of Fiscal Year 2009, versus operating income of $20.5 million, or 8.6% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter totaled $5.2 million, or $0.09 per diluted share, compared with net income of $11.5 million, or $0.20 per diluted share, for the quarter ended December 31, 2007.
As previously reported, the Company was notified by a small biopharma client of its inability to make further payments due to PAREXEL in connection with an on-going service contract for a large late stage clinical trial. The client subsequently filed for bankruptcy protection. As a result of this event, the Company terminated the contract with the client, and recorded $15 million in pre-tax reserves in the second quarter for anticipated wind-down costs and bad debt expense related to impaired accounts receivable (for service fees, pass-through costs, and investigator fees). We have conducted a thorough review of the projects that we are currently managing for small biopharma clients, and do not believe that we have any further material exposure of a similar nature at this time.
Excluding the impact from the contract termination, second quarter operating income was $22.7 million, or 8.2% of consolidated service revenue, net income was $13.1 million, and earnings per diluted share were $0.23, representing earnings per share growth of 15% compared with the prior year period.
On a segment basis, consolidated service revenue for the second quarter of Fiscal Year 2009 was $200.9 million in Clinical Research Services (CRS), $31.9 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $43.0 million in Perceptive Informatics, Inc.
For the six months ended December 31, 2008, consolidated service revenue was $538.9 million versus $446.8 million in the prior year period, an increase of 20.6%. Operating income for the current six-month period was $29.7 million, or 5.5% of service revenue, compared with operating income of $37.0 million, or 8.3% of service revenue in the prior year period. On an adjusted basis, excluding the impact from the contract termination previously mentioned, operating income for the six-month period ending December 31, 2008 was $44.7 million, equating to an operating margin of 8.3% of service revenue. Net income on a GAAP basis for the six months ended December 31, 2008 was $18.8 million, or $0.32 per diluted share, compared with net income of $25.4 million, or $0.44 per diluted share, in the prior year period. On an adjusted basis, excluding both the impact from the Q2 Fiscal Year 2009 contract termination, and a $4 million net tax benefit in Q1 of Fiscal Year 2008, net income for the six months ended December 31, 2008 was $26.7 million, or $0.46 per diluted share, compared with net income of $21.4 million, or $0.37 per diluted share, in the prior year period.
PAREXEL’s backlog was approximately $2.0 billion at the end of the December quarter, an increase of approximately 13% year-over-year. The reported backlog included gross new business wins of $459.0 million, cancellations of $121.0 million (including $44 million from the previously mentioned client contract termination), and a negative impact from foreign exchange rates of $116.5 million. The net book-to-bill ratio was 1.23 in the quarter (defined as gross new business less cancellations divided by service revenue). Excluding the client contract termination, the net book-to-bill ratio was approximately 1.39.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the second quarter, I was pleased with the Company’s new business performance in a challenging market. We also made good progress with the integration of ClinPhone, which enabled us to drive significant sequential improvement in Perceptive’s gross margin.”
Mr. von Rickenbach continued, “With regard to our outlook for the current calendar year, I remain cautiously optimistic. While we may experience a slow-down in the small biopharma client segment due to the current condition of the financial markets, I believe that this impact may be offset by an increase in outsourcing levels from larger clients. In this regard, many large pharma companies are approaching clinical trials outsourcing more strategically, and look to benefit from our depth of expertise in the drug development process. Notwithstanding the current uncertain environment, we continue to believe that our strategy and position in the industry are sound, and feel that we are poised to take advantage of the many opportunities that continue to exist in the marketplace.”
The Company issued forward-looking guidance for the third quarter of Fiscal Year 2009 (ending March 31, 2009), for Fiscal Year 2009 and for Calendar 2009 using recent exchange rates. For the third quarter, the Company anticipates reporting consolidated service revenue in the range of $273 to $283 million and earnings per diluted share in the range of $0.23 to $0.25. On a GAAP basis, for Fiscal Year 2009, consolidated service revenue is expected to be in the range of $1.095 to $1.115 billion, and earnings per diluted share to be in the range of $0.80 to $0.84 (previously issued revenue guidance was service revenue of $1.080 to $1.110 billion, and diluted earnings per share of $0.75 to $0.82). Excluding the impact of the second quarter contract termination as previously described, the Company expects to achieve diluted earnings per share of $0.94 to $0.98 for Fiscal Year 2009. For Calendar Year 2009, consolidated service revenue is expected to be in the range of $1.135 to $1.175 billion, and earnings per diluted share are projected to be in the range of $0.96 to $1.04.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s second quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, January 27, 2009 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 332-0720 and ask to join the PAREXEL quarterly conference call.
Certain trended financial information may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 51 countries around the world, and has over 9,250 employees. For more information about PAREXEL International visit www.parexel.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the third quarter of Fiscal Year 2009, Fiscal Year 2009 and Calendar 2009. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees;

the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 as filed with the SEC on November 7, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	December 31, 2008				December 31, 2007
	As Reported	Adjustments		Adjusted	As Reported
Service revenue	$275,846			$275,846	$238,653
Reimbursement revenue	48,155			48,155	45,635

Total revenue	324,001			324,001	284,288

Costs and expenses:
Direct costs	192,295	(15,000	) (a)	177,295	156,991
Reimbursable out-of-pocket expenses	48,155			48,155	45,635
Selling, general and administrative	62,062			62,062	51,406
Depreciation	11,305			11,305	8,392
Amortization	2,474			2,474	1,382

Total costs and expenses	316,291	(15,000)		301,291	263,806

Income from operations	7,710	15,000		22,710	20,482

Other income (expense)	3,188			3,188	(329)

Income before income taxes	10,898	15,000		25,898	20,153

Provision for income taxes	5,144	7,080	(a)	12,224	8,326
Effective tax rate	47.2%			47.2%	41.3%

Minority interest expense	546			546	296

Net income	$5,208	$7,920		$13,128	$11,531

Earnings per common share:
Basic	$0.09			$0.23	$0.21
Diluted	$0.09			$0.23	$0.20

Shares used in computing earnings per common share:
Basic	57,634			57,634	55,641
Diluted	57,634			57,634	57,297

	Preliminary
	December 31,	June 30,	December 31,
Balance Sheet Information	2008	2008	2007
Billed accounts receivable, net	$259,065	$253,256	$221,476
Unbilled accounts receivable, net	202,019	222,560	163,251
Deferred revenue	(238,370)	(213,126)	(200,093)

Net receivables	$222,714	$262,690	$184,634

Cash and marketable securities	$63,678	$51,918	$62,926
Working capital	$143,788	$146,535	$108,877
Total assets	$1,123,131	$948,071	$810,535
Short-term borrowings	$50,424	$66,474	$60,453
Long-term debt	$226,871	$3,465	$231
Stockholders’ equity	$373,546	$428,091	$363,403

(a)	Represents $15 million in reserves for wind-down costs and bad debt expense related to a large late stage trial, and a related $7.1 million tax benefit.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	Six Months Ended
	December 31, 2008				December 31, 2007
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Service revenue	$538,892			$538,892	$446,778			$446,778
Reimbursement revenue	104,661			104,661	89,542			89,542

Total revenue	643,553			643,553	536,320			536,320

Costs and expenses:
Direct costs	363,659	(15,000	) (a)	348,659	293,053			293,053
Reimbursable out-of-pocket expenses	104,661			104,661	89,542			89,542
Selling, general and administrative	119,787			119,787	98,546			98,546
Depreciation	21,234			21,234	15,888			15,888
Amortization	4,509			4,509	2,281			2,281

Total costs and expenses	613,850	(15,000)		598,850	499,310	—		499,310

Income from operations	29,703	15,000		44,703	37,010	—		37,010

Other income (expense)	2,965			2,965	(755)			(755)

Income before income taxes	32,668	15,000		47,668	36,255	—		36,255

Provision for income taxes	12,840	7,080	(a)	19,920	10,563	3,997	(b)	14,560
Effective tax rate	39.3%			41.8%	29.1%			40.2%

Minority interest expense	1,001			1,001	276			276

Net income	$18,827	$7,920		$26,747	$25,416	$(3,997)		$21,419

Earnings per common share:
Basic	$0.33			$0.46	$0.46			$0.39
Diluted	$0.32			$0.46	$0.44			$0.37

Shares used in computing earnings per common share:
Basic	57,552			57,552	55,441			55,441
Diluted	58,171			58,171	57,189			57,189

(a)	Represents $15 million in reserves for wind-down costs and bad debt expense related to a large late stage trial, and a related $7.1 million tax benefit.

(b)	Represents a non-U.S. net tax benefit of $4 million, related in part to a reduction in German tax rates.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Unaudited
	Three Months Ended
	December 31, 2008				December 31, 2007
	As Reported	Adjustments		Adjusted	As Reported
Clinical Research Services (CRS)
Service revenue	$200,934			$200,934	$182,705
% of total service revenue	72.8%			72.8%	76.6%
Gross profit	$55,207	$15,000	(a)	$70,207	$60,063
Gross margin % of service revenue	27.5%			34.9%	32.9%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$31,931			$31,931	$32,537
% of total service revenue	11.6%			11.6%	13.6%
Gross profit	$11,164			$11,164	$11,142
Gross margin % of service revenue	35.0%			35.0%	34.2%

Perceptive Informatics, Inc. (PII)

Service revenue	$42,981			$42,981	$23,411
% of total service revenue	15.6%			15.6%	9.8%
Gross profit	$17,180			$17,180	$10,457
Gross margin % of service revenue	40.0%			40.0%	44.7%

Total service revenue	$275,846			$275,846	$238,653
Total gross profit	$83,551			$98,551	$81,662
Gross margin % of service revenue	30.3%			35.7%	34.2%

Revenue by Geography

The Americas	$121,560				$92,925
Europe, Middle East & Africa	131,533				128,044
Asia/Pacific	22,753				17,684

Total service revenue	$275,846				$238,653

Quarterly Supplemental Financial Data

Total revenue	$324,001				$284,288
Investigator fees	48,739				41,198

Gross revenue	$372,740				$325,486

Days Sales Outstanding	55				52

Capital expenditures	$21,388				$13,283

(a)	Represents $15 million in reserves for wind-down costs and bad debt expense related to a large late stage trial.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Unaudited
	Six Months Ended
	December 31, 2008				December 31, 2007
	As Reported	Adjustments		Adjusted	As Reported
Clinical Research Services (CRS)

Service revenue	$403,757			$403,757	$342,034
% of total service revenue	74.9%			74.9%	76.6%
Gross profit	$126,128	$15,000	(a)	$141,128	$115,225
Gross margin % of service revenue	31.2%			35.0%	33.7%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$62,042			$62,042	$63,057
% of total service revenue	11.5%			11.5%	14.1%
Gross profit	$21,112			$21,112	$20,723
Gross margin % of service revenue	34.0%			34.0%	32.9%

Perceptive Informatics, Inc. (PII)

Service revenue	$73,093			$73,093	$41,687
% of total service revenue	13.6%			13.6%	9.3%
Gross profit	$27,993			$27,993	$17,777
Gross margin % of service revenue	38.3%			38.3%	42.6%

Total service revenue	$538,892			$538,892	$446,778
Total gross profit	$175,233			$190,233	$153,725
Gross margin % of service revenue	32.5%			35.3%	34.4%

Revenue by Geography

The Americas	$223,891				$172,924
Europe, Middle East & Africa	271,920				240,887
Asia/Pacific	43,081				32,967

Total service revenue	$538,892				$446,778

(a)	Represents $15 million in reserves for wind-down costs and bad debt expense related to a large late stage trial.